Exhibit 10.3

AMENDMENT 2 TO SEPARATION AGREEMENT

This Amendment 2 to the Separation Agreement (this "Amendment") is effective as of the 31st day of March, 2016, between Enzon Pharmaceuticals, Inc., a Delaware corporation, with offices at 20 Commerce Drive, Suite 135, Cranford, New Jersey, 07016 (the "Company"), and Andrew Rackear (the “Executive").

BACKGROUND

A.           This Amendment constitutes the second amended agreement between the Company and the Executive concerning certain terms set forth in the Separation Agreement entered into between the Company and the Executive dated September 27, 2013, as amended by Amendment 1 (the “Separation Agreement”).

B.           The Company desires to retain the services of the Executive in the role of Chief Executive Officer and Secretary effective March 31, 2016.

C.           The Executive desires to provide services to the Company in the role of Chief Executive Officer and Secretary effective March 31, 2016.

TERMS

In consideration of the foregoing premises and for other good and valuable consideration, the Company and Executive agree as follows:

1. Paragraph 6 of the Separation Agreement is hereby deleted and replaced in its entirety with the following new paragraph 6:

6. Indemnification and Insurance. The Company shall indemnify Executive and hold him harmless, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, from and against any and all liabilities, expenses, damages, losses, judgments, fines, penalties, amounts paid or payable in settlement, (including, without limitation, reasonable attorney fees) (collectively, “Losses”) in connection with any Claim (as hereinafter defined) related to his employment by, or his consulting services to, the Company, including, without limitation, (a) if Executive was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of any event or occurrence, whether occurring before, on or after the Effective Date, related to the fact that Executive is or was an officer, employee or agent of the Company or any subsidiary of the Company or by reason of an action or inaction by Executive in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Section 6), including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, or Claims in which Executive is solely a witness and (b) in connection with any action or proceeding by Executive for (i) indemnification or reimbursement or advance payment of expenses by the Company under this Agreement or otherwise and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company. Such indemnification shall be provided in a manner and to an extent that is not less favorable to the Executive as the indemnification protection that is afforded by the Company to any other officer of comparable title and that is consistent with industry custom and standards. Executive shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all expenses (including, without limitation, reasonable attorney fees) actually and reasonably paid or incurred by Executive in connection with any Claim related to his employment by, or his consulting services to, the Company. Executive’s right to such advancement is not subject to the satisfaction of any standard of conduct. Execution and delivery to the Company of this Agreement by Executive constitutes an undertaking by Executive to repay any amounts paid, advanced or reimbursed by the Company pursuant to this Section 6 in respect of expenses relating to, arising out of or resulting from any Claim in respect of which it shall be determined following the final disposition of such Claim, that Executive is not entitled to indemnification hereunder. No other form of undertaking shall be required other than the execution of this Agreement. Executive’s obligation to reimburse the Company for expense advances shall be unsecured and no interest shall be charged thereon. If Executive is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to his employment by, or his consulting services to, the Company but not for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion thereof to which Executive is entitled. The rights of Executive under this Section 6 will be in addition to any other rights Executive may have under the Company's certificate of incorporation or bylaws, the General Corporation Law of the State of Delaware, any other contract or otherwise; provided, however, that (a) to the extent that Executive otherwise would have any greater right to indemnification under the Company's certificate of incorporation or bylaws, the General Corporation Law of the State of Delaware, any other contract or otherwise, Executive will be deemed to have such greater right hereunder and (b) to the extent that any change is made to the Company's certificate of incorporation or bylaws, the General Corporation Law of the State of Delaware, any other contract or otherwise which permits any greater right to indemnification than that provided under this Section 6 as of the Effective Date, Executive will be deemed to have such greater right hereunder. For purposes of this Section 6, “Claim” shall mean any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism (whether civil, criminal, administrative, arbitrative, investigative or other and whether made pursuant to federal, state or other law) or any inquiry, hearing or investigation that Executive determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism. The Company shall also reimburse the Executive for the reasonable cost of attorney malpractice insurance at a level appropriate in connection with the provision of the services contemplated hereunder.

2. Except as set forth in this Amendment, all other terms and provisions of the Separation Agreement shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Jennifer McNealey
Name:
Title:

/s/ Andrew Rackear
ANDREW RACKEAR